Exhibit 10.1

AMERICAN ENERGY FIELDS, INC.
3266 W. Galveston Drive #101
Apache Junction, AZ 85120

March 19, 2010

Mr. Randall Reneau
[address]

Dear Mr. Reneau:

This letter sets forth the principal terms and conditions governing your role as Chairman of the Board of Directors of American Energy Fields, Inc. (the “Company”).  The principal terms and conditions are as follows:

1.	Position: You shall serve as Chairman of the Company’s Board of Directors (“Chairman”) until such time as a majority of the Board (not including the Chairman) decides otherwise.

2.	Compensation: You shall receive a monthly cash payment of $3,000.

3.
Equity: In addition to your cash compensation, you shall receive (i) an aggregate of 350,000 restricted shares of the Company’s common stock upon full execution of this letter and (ii) an aggregate of 750,000 stock options with an exercise price of $0.15 per share.  150,000 of such options shall vest on the six month anniversary of the date of this letter and each six month anniversary thereafter (each, an “Option Payment”) for a total vesting period of thirty (30) months, provided that you shall only receive an Option Payment if you are serving as Chairman when such Option Payment becomes due.

The parties intend that this letter constitutes a binding agreement between them.

If the foregoing terms are acceptable to you, kindly so indicate your acceptance and agreement with American Energy Fields, Inc. by executing this letter in the space below provided for that purpose, and returning such copy to me at your earliest convenience.

Very truly yours,

AMERICAN ENERGY FIELDS, INC.

By:	/s/ Joshua Bleak
Joshua Bleak
President

ACCEPTED AND AGREED:

/s/ Randall Reneau
Randall Reneau